The Mexico Fund, Inc. 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$257.11	Daily Average Number of Shares Traded[2]	62,640
NAV per share[1]	$17.75	Outstanding Shares[3]	14,482,210
Closing price[2]	$14.23	Expense Ratio (10/31/2024)	1.35%
Discount	19.83%	Portfolio Turnover (10/31/2024)	13.72%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	0.57%	9.52%	-21.58%	0.07%	16.13%	1.16%	6.71%
MXF NAV	0.80%	7.15%	-21.60%	0.82%	17.17%	2.12%	6.79%
MSCI Mexico Index	1.43%	8.68%	-21.32%	0.05%	15.46%	1.30%	5.23%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During March 2025, the Fund repurchased 39,903 shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

Top Ten Holdings (66.41% of Net Assets)
1 Grupo Financiero Banorte	11.86%	6 Gruma	4.21%
2 Fomento Económico Mexicano	11.77%	7 Cemex	4.17%
3 Wal-Mart de México	9.42%	8 Kimberly-Clark de México	3.95%
4 Grupo México	8.94%	9 Grupo Aeroportuario del Pacífico	3.59%
5 América Móvil	4.99%	10 Grupo Aeroportuario del Sureste	3.51%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered mixed returns during March 2025. The MSCI World Index decreased 4.6%, while the MSCI Emerging Markets Index increased 0.4% during the month. U.S. tariff announcements mentioned below have been the major driver for recent market behavior. On global monetary policy, both the Federal Reserve and the Bank of England maintained unchanged their target interest rates at a range of between 4.25% and 4.50% and at 4.50%, respectively, while the European Central Bank decreased its main refinancing rate by 25 basis points to 2.65%.The DJIA and the S&P 500 decreased 4.2% and 5.8%, respectively, while the yield on the 10-year Treasury note was unchanged at 4.21% and the U.S. dollar depreciated 3.2% (measured by the DXY Index5) during March 2025. In Mexico, the MSCI Mexico Index increased 1.4% and the Mexican peso appreciated 0.4% during the month, to Ps. $20.47, whereas the Fund’s NAV increased 0.8%, underperforming its benchmark.

Regarding U.S. import tariffs to Mexico, on March 4, 2025, a 25% import tariff for all products entering the U.S. from Mexico became effective. However, on March 6, 2025, Mr. Trump announced an agreement with Mexico´s President, in which Mexico will not be required to pay tariffs on anything falling under the USMCA Agreement, until April 2, 2025. On April 3, 2025, Mr. Trump signed an executive order implementing reciprocal tariffs on multiple countries, ranging from 10% to as high as 50%, effective April 9, 2025. In the case of Mexico, the existing 25% tariffs mentioned previously remain unaffected by this order and USMCA compliant goods will continue to see no tariffs, while non-USMCA compliant goods will have a 25% tariff. Additionally, non-USMCA compliant energy and potash will be subject to a reduced tariff of 10%. Implementation of tariffs may remain a source of high volatility in global financial markets.

In local news, Mexico´s Central Bank (“Banxico”) decreased its reference interest rate by 50 basis points to 9.00%. The Mexican Government released its 2025 updated budget estimates and 2026 preliminary economic guidelines, reaffirming its commitment to fiscal consolidation. For 2025, it expects total public sector requirements (broadest measure of the public deficit) of -3.3% of GDP, decreasing from -5.7% of GDP in 2024, and for 2026 it expects to further decrease it to -2.7% of GDP.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5. DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.